UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 15, 2005

Cole Credit Property Trust II, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	333-121094	20-1676382
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2555 East Camelback Road, Suite 400, Phoenix, Arizona		85016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(602) 778-8700

None
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On November 15, 2005, Cole WG Olivette MO, LLC, a Delaware limited liability company ("WG Olivette"), a wholly-owned subsidiary of Cole Operating Partnership II, LP ("COP II"), the operating partnership of Cole Credit Property Trust II, Inc. (the "Company"), entered into an agreement of purchase and sale (as amended, the "WG Olivette Agreement") with ECM Hutchinson, LLC, ECM Clearwest, LLC, Newton, LLC, ECM St. Joseph, LLC, ECM Broadway, LLC and ECM Olive, LLC (collectively, the "ECM Group"), which is not affiliated with the Company, its advisor or affiliates. Series B, LLC ("Series B"), which is an affiliate of the Company and the Company’s advisor, was the original purchaser under the WG Olivette Agreement and assigned its rights and obligations under the WG Olivette Agreement to WG Olivette. Pursuant to the WG Olivette Agreement, WG Olivette agrees to purchase all of the ECM Group’s interest in an approximately 15,030 square foot single-tenant retail building on an approximately 2.40 acre site located in Olivette, Missouri (the "WG Olivette Property"), for a gross purchase price of approximately $7.8 million, exclusive of closing costs. The WG Olivette Property was constructed in 2001.

In connection with the WG Olivette Agreement, WG Olivette paid approximately $75,000 as an earnest money deposit (the "WG Olivette Deposit") which is held with an escrow agent. Upon the consummation of the purchase and sale transaction contemplated by the WG Olivette Agreement, the WG Olivette Deposit will be applied to the purchase price. The WG Olivette Deposit is non-refundable and if the transaction is not consummated as a result of a default by WG Olivette, the WG Olivette Deposit shall be paid to the ECM Group as liquidated damages. The WG Olivette Agreement contains customary representations and warranties and customary indemnification provisions.

Pursuant to the terms of the WG Olivette Agreement, the closing of the transaction is expected to occur on or about November 22, 2005.

On November 15, 2005, COP II acquired all of the membership interests in Cole WG Columbia MO, LLC, a Delaware limited liability company ("WG Columbia"), from Cole Operating Partnership I, LP ("COP I"), which is an affiliate of the Company and the Company’s advisor, pursuant to an Instrument of Assignment and Assumption dated November 15, 2005, by and between COP I, as assignor, and COP II as assignee. WG Columbia is a development stage Company formed for the sole purpose of acquiring the WG Columbia Property (as defined below). WG Columbia has no operations other than pursuant to the WG Columbia Agreement (as defined below), including its rights and obligations as purchaser under the WG Columbia Agreement. COP II paid only nominal consideration for WG Columbia. WG Columbia is a party to an agreement of purchase and sale (as amended, the "WG Columbia Agreement") with the ECM Group. Pursuant to the WG Columbia Agreement, WG Columbia agreed to purchase all of the ECM Group’s interest in an approximately 13,973 square foot single-tenant retail building on an approximately 1.03 acre site located in Columbia, Missouri (the "WG Columbia Property"), for a gross purchase price of approximately $6.3 million, exclusive of closing costs. The WG Columbia Property was constructed in 2002.

In connection with the WG Columbia Agreement, WG Columbia paid approximately $75,000 as an earnest money deposit (the "WG Columbia Deposit") which is held with an escrow agent. Upon the consummation of the purchase and sale transaction contemplated by the WG Columbia Agreement, the WG Columbia Deposit will be applied to the purchase price. The WG Columbia Deposit is non-refundable and if the transaction is not consummated as a result of a default by WG Columbia, the WG Columbia Deposit shall be paid to the ECM Group as liquidated damages. The WG Columbia Agreement contains customary representations and warranties and customary indemnification provisions.

Pursuant to the terms of the WG Columbia Agreement, the closing of the transaction is expected to occur on or about November 22, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cole Credit Property Trust II, Inc.

November 21, 2005	By:	/s/ Blair D. Koblenz

Name: Blair D. Koblenz
Title: Chief Financial Officer and Executive Vice President